Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Securities Linked to the Vanguard® REIT ETF due April 7, 2016	$2,541,000	$291.20

(1)

The total filing fee of $291.20 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 212 dated June 27, 2012 (To Product Supplement No. 3 dated May 2, 2012, Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

■	Linked to the Vanguard® REIT ETF

■

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. The payment at maturity will reflect the following terms:

■

If the value of the Fund appreciates, you will receive the original offering price plus 200% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 42% of the original offering price

■ If the value of the Fund decreases but the decrease is not more than 15%, you will be repaid the original offering price

■ If the value of the Fund decreases by more than 15%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 15%

■	Investors may lose up to 85% of the original offering price

■	All payments on the securities are subject to the credit risk of Wells Fargo & Company

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$20	$980
Total	$2,541,000	$50,820	$2,490,180

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $41.05 per security. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Investment Description

The Securities Linked to the Vanguard® REIT ETF due April 7, 2016 are senior unsecured debt securities of Wells Fargo & Company that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the Vanguard® REIT ETF (the “Fund”) from its starting price to its ending price. The securities provide:

(i)

the possibility of a leveraged return at maturity if the value of the Fund increases from its starting price to its ending price, provided that the total return at maturity of the securities will not exceed the maximum total return of 42% of the original offering price;

(ii)	repayment of principal if, and only if, the ending price of the Fund is not less than the starting price by more than 15%; and

(iii)	exposure to decreases in the value of the Fund if and to the extent the ending price is less than the starting price by more than 15%.

If the ending price is less than the starting price by more than 15%, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. All payments on the securities are subject to the credit risk of Wells Fargo.

The Fund is an exchange traded fund that seeks to track the MSCI US REIT Index, a free float-adjusted market capitalization index that aims to represent the performance of the equity real estate investment trust (“REIT”) investment universe in the U.S.

You should read this pricing supplement together with product supplement no. 3 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 3 dated May 2, 2012 filed with the SEC on May 2, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512204514/d342625d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

Vanguard® is a registered mark of The Vanguard Group, Inc. (“Vanguard”). The securities are not sponsored, endorsed, sold or promoted by Vanguard or Vanguard Specialized Funds. Vanguard and Vanguard Specialized Funds do not make any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Vanguard and Vanguard Specialized Funds will not have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the Vanguard® REIT ETF.

PRS-2

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Investor Considerations

We have designed the securities for investors who:

¡

seek 200% leveraged exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum total return at maturity of 42% of the original offering price;

¡	desire to limit downside exposure to the Fund through the 15% buffer;

¡	understand that if the ending price is less than the starting price by more than 15%, they will receive less, and possibly 85% less, than the original offering price per security at maturity;

¡	are willing to forgo interest payments on the securities and dividends on shares of the Fund; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending price of the Fund may decrease by more than 15% from the starting price;

¡	seek uncapped exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the securities at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the equity REIT investment universe in the United States;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Terms of the Securities

Market Measure:	Vanguard® REIT ETF

Pricing Date:	June 27, 2012

Issue Date:	July 5, 2012 (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

The “redemption amount” per security will equal: • if the ending price is greater than the starting price: the lesser of: (i) $1,000 plus:

$1,000	x	ending price – starting price	x participation rate	; and
starting price

Redemption Amount:	(ii) the capped value;

• if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or • if the ending price is less than the threshold price: $1,000 minus:

$1,000	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

Stated Maturity Date:	April 7, 2016, subject to postponement if a market disruption event occurs or is continuing on the calculation day.

Starting Price:	63.11, the fund closing price of the Fund on the pricing date.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.

Capped Value:

The “capped value” is 142% of the original offering price per security ($1,420 per security). As a result of the capped value, the maximum total return at maturity of the securities will 42% of the original offering price.

Threshold Price:	53.64, which is equal to 85% of the starting price.

Participation Rate:	200%

Calculation Day:	March 31, 2016 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

PRS-4

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Terms of the Securities (Continued)

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid derivative contract with respect to the Fund. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-25 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the securities will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized capital gain) to the extent that such capital gain exceeds the “net underlying long-term capital gain”, as defined in Section 1260 of the Code, in respect of the securities. Because the application of the constructive ownership rules to the securities is unclear, you should review the discussion set forth under “United States Federal Income Tax Considerations—Section 1260 of the Code” on page PS-24 of the product supplement for a more detailed discussion of the application of Section 1260 of the Code to your securities, and we also urge you to discuss the tax consequences of your investment in the securities with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether any gain or loss recognized upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

If you are a non-United States holder, as that term is defined on page PS-27 of the product supplement, you may be required to file a U.S. tax return and be subject to U.S. taxes on the sale, exchange or maturity of the securities if the Fund is or becomes a United States real property holding corporation (“USRPHC”).

PRS-5

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Terms of the Securities (Continued)

This filing obligation and tax liability could arise, for instance, if the Fund is treated as a USRPHC and either (a) the Fund’s shares are not regularly traded on an established securities market or (b)(i) on the date you acquired the securities, the securities you hold had a value greater than 5% of the value of any regularly-traded class of the Fund’s shares, or (ii) if you purchased the securities (or make other similar investments) with a principal purpose of avoiding the 5% limitation described in the regulations under Section 897 of the Code. We will not attempt to ascertain whether the Fund is or becomes a USRPHC. You should refer to information filed with the SEC with respect to the Fund and consult your own tax advisor regarding the possible consequences to you, if any, if the Fund is or becomes a USRPHC. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regard to the amount of your gain or loss on the securities. No additional amounts will be paid in respect of amounts so withheld.

In addition, if you are a non-United States holder, you should review the discussions set forth under “United States Federal Income Tax Considerations—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities” on page PS-27 of the product supplement and “United States Federal Income Tax Considerations—Non-United States Holders” on page PS-27 of the product supplement.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-23 of the product supplement and to consult your own tax advisor.

Agent:

Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive $1.05 of the structuring and development costs discussed in the cover page hereof for each security it sells.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RKC4

PRS-6

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Hypothetical Payout Profile

The following profile is based on a capped value of 142% or $1,420 per security, a participation rate of 200% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and whether you hold your securities to maturity.

PRS-8

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

•

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity. If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per security at maturity even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•

An Investment In The Securities Will Be Subject To Risks Associated With The Real Estate Industry. The Fund, because it is concentrated in REITs may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business.

•

Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Securities. The Fund is composed of REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Fund: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitation on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

•	No Periodic Interest Will Be Paid On The Securities.

•

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund. The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending prices exceeding the ending price at which the capped value is reached.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

PRS-9

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Selected Risk Considerations (Continued)

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the price of the Fund at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Fund performance; capped value; interest rates; volatility of the Fund; time remaining to maturity; dividend yields on the securities included in the Fund; events involving companies included in the Fund; and our credit ratings, financial condition and results of operation.

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

•

The Amount You Receive On The Securities Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Fund. Your return on the securities will not reflect the return you would realize if you actually owned the shares of the Fund because, among other reasons, the redemption amount will be determined by reference only to the closing price of a share of the Fund without taking into consideration the value of dividends and other distributions paid on such share.

•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.

•	Changes That Affect The Fund Or The Underlying Index May Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Sponsor Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

PRS-10

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Selected Risk Considerations (Continued)

•

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index. The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the securities based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting price and the ending price, calculating the redemption amount, determining whether adjustments should be made to the adjustment factor, determining whether adjustments should be made to the ending price and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the price of the Fund or the closing price of securities included in the underlying index and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Price Of The Fund, Prices Of Securities Included In The Fund Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities — Material Tax Consequences.”

PRS-11

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
94.67	50.00%	$1,420.00	42.00%	9.55%
88.35	40.00%	$1,420.00	42.00%	9.55%
76.36	21.00%	$1,420.00	42.00%	9.55%
75.73	20.00%	$1,400.00	40.00%	9.15%
69.42	10.00%	$1,200.00	20.00%	4.91%
66.27	5.00%	$1,100.00	10.00%	2.55%
63.11(2)	0.00%	$1,000.00	0.00%	0.00%
56.80	-10.00%	$1,000.00	0.00%	0.00%
53.64	-15.00%	$1,000.00	0.00%	0.00%
53.01	-16.00%	$ 990.00	-1.00%	-0.27%
44.18	-30.00%	$ 850.00	-15.00%	-4.28%
31.56	-50.00%	$ 650.00	-35.00%	-11.14%
15.78	-75.00%	$ 400.00	-60.00%	-22.95%
0.00	-100.00%	$ 150.00	-85.00%	-44.61%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-12

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the Vanguard® REIT ETF due April 7, 2016

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Starting price:                     $ 63.11

Hypothetical ending price: $ 72.00

Since the hypothetical ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	72.00 - 63.11	x 200%	= $1,281.73
63.11

On the stated maturity date you would receive $1,281.73 per security.

Example 2. Redemption amount is equal to the capped value:

Starting price:                     $63.11

Hypothetical ending price: $82.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	82.00 - 63.11	x 200%	= $1,598.64
63.11

On the stated maturity date you would receive $1,420.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 121% of the starting price since your return on the securities for any ending price greater than 121% of the starting price will be limited to the capped value.

Example 3. Redemption amount is equal to the original offering price:

Starting price:                     $63.11

Hypothetical ending price: $55.00

Threshold price:                 $53.64, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price, but not by more than 15%, you would not lose any of the original public offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

PRS-13

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Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is less than the original offering price:

Starting price:                       $63.11

Hypothetical ending price:   $40.00

Threshold price:                   $53.64, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price by more than 15%, you would lose a portion of the original public offering price of your securities and receive the redemption amount equal to:

$1,000 -	$1,000	x	53.64 - 40.00	= $	783.87
63.11

On the stated maturity date you would receive $783.87 per security.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

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Vanguard REIT ETF

The Vanguard® REIT ETF is issued by Vanguard Specialized Funds, a registered open-end management investment company. The Vanguard REIT ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI US REIT Index. Information provided to or filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 002-88116 and 811-03916 and can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles, and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement. The Vanguard REIT ETF is listed on the NYSE Arca, Inc. under the ticker symbol “VNQ.”

This pricing supplement relates only to the securities offered hereby and does not relate to the Vanguard REIT ETF. We have derived all disclosures contained in this pricing supplement regarding the Vanguard REIT ETF from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Vanguard REIT ETF. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Vanguard REIT ETF in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Vanguard REIT ETF (and therefore the price of the Vanguard REIT ETF at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Vanguard REIT ETF could affect the payment at maturity with respect to the securities and therefore the trading prices of the securities.

We and/or our affiliates may presently or from time to time engage in business with the Vanguard REIT ETF. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Vanguard REIT ETF, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Vanguard REIT ETF. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

The MSCI US REIT Index

We obtained all information contained in this pricing supplement regarding the MSCI US REIT Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI, Inc., the index sponsor (“MSCI”). MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI US REIT Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the MSCI US REIT Index in connection with the offer and sale of the securities.

The MSCI US REIT Index is a free float-adjusted market capitalization index compiled by MSCI that aims to represent the performance of the equity REIT investment universe in the United States (the “US”). The MSCI US REIT Index consists of REIT securities that belong to the MSCI US Investable Market 2500 Index and covers approximately 85% of the US REIT universe.

Constructing the MSCI US REIT Index

MSCI undertakes an index construction process, which involves: (i) defining the US Equity Universe and the investable market segment, (ii) defining REITs and the MSCI US REIT Index eligible REITs, (iii) free float-adjusting constituent weights, and (iv) screening securities for investability.

Vanguard® is a registered mark of The Vanguard Group, Inc.

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Vanguard REIT ETF (Continued)

Defining the US Equity Universe and the Investable Market Segment

MSCI includes in the eligible US equity universe all listed equity securities of US incorporated companies listed on the New York Stock Exchange, NYSE Arca, AMEX, and the NASDAQ, except investment trusts (other than REITs), preferred REITs, mutual funds (other than Business Development Companies), equity derivatives, limited partnerships, limited liability companies and business trusts that are structured to be taxed as limited partnerships, and royalty trusts. When appropriate, some non-US incorporated companies may also be considered for inclusion in the MSCI US equity universe based on an analysis and interpretation of a number of factors. Some of these factors include the company’s main equity trading markets, shareholder base, and geographical distribution of operations (in terms of assets and production).

MSCI segregates the eligible US equity universe into three market capitalization segments:

•	the investable market segment,

•	the micro cap segment, and

•	the lower micro cap segment.

The investable market segment includes all eligible securities with reasonable size, liquidity, and investability that can cost effectively be represented in institutional and pooled retail portfolios of reasonable size. The investment performance characteristics of this investable market segment is represented and measured by the MSCI US Investable Market 2500 Index.

The MSCI US Investable Market 2500 Index is an aggregation of the MSCI US Large Cap 300, Mid Cap 450, and Small Cap 1750 Indices, which together comprise the 2500 largest companies by full market capitalization in the investable market segment and represent approximately 98% of the capitalization of the US equity market.

Defining REITs and the MSCI US REIT Index Eligible REITs

(i)    Defining REITs: A REIT, or real estate investment trust, is a company that in most cases owns and operates income-producing real estate assets. Some REITs provide loans to the owners and operators of real estate. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, a REIT is required to distribute at least 90% of its taxable income to shareholders annually and receive at least 75% of that income from rents, mortgages, and sales of property.

(ii)    Sub-Industry Classification of REIT Securities: MSCI classifies REITs securities into one of the seven REIT Sub-Industries within the Global Industry Classification Standard (“GICS”) structure. The REIT Sub-Industries are part of the Real Estate Industry, Real Estate Industry Group, and the Financials Sector. The seven REIT Sub-Industries aim to represent REITs with the following property type profiles:

•	Diversified REITs

•	Industrial REITs

•	Mortgage REITs

•	Office REITs

•	Residential REITs

•	Retail REITs

•	Specialized REITs

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Vanguard REIT ETF (Continued)

(iii)    Identifying Eligible REITs: A REIT is eligible for inclusion in the MSCI US REIT Index if it is included in the MSCI US Investable Market 2500 Index, with the exception of:

•	REITs classified in the Mortgage REITs Sub-Industry, and

•	REITs classified in the Specialized REITs Sub-Industry that do not generate a majority of their revenue and income from real estate rental and related leasing operations.

Companies classified under the GICS Real Estate Management & Development Sub-Industry are not eligible for inclusion in the MSCI US REIT Index.

Free Float-Adjusting Constituent Weights

The market capitalization of the MSCI US REIT Index constituents is adjusted for free float in order to reflect the availability of shares from the perspective of US domestic investors. MSCI free float-adjusts the market capitalization of each security using an adjustment factor, referred to as the Domestic Inclusion Factor (“DIF”).

MSCI defines the domestic free float of a security as the proportion of shares outstanding that are deemed available for purchase in the public equity markets by US domestic investors. Therefore, domestic free float excludes strategic investments in a company, such as stakes held by federal, state, and local governments and their agencies, controlling shareholders, and their families, the company’s management, or another company. No foreign ownership limit is applied in the domestic free float calculation.

Screening Securities for Investability

The assessment of a security’s investability is determined by applying the following investability screens. A security must pass all the screens in order to be considered for index inclusion in the MSCI US Investable Market 2500 Index. Given that the MSCI US REIT Index is a sub-set of the MSCI US Investable Market 2500 Index, constituents of the MSCI US REIT Index must also pass all the investability screens.

(i)     Liquidity: Based on the stock price (securities with stock prices above $5,000 fail the liquidity screening) and a relative liquidity measure known as the Annualized Traded Value Ratio (“ATVR”). Securities that belong to the top 99.5% of the cumulative security full market capitalization of the US equity universe in descending order of ATVR, after excluding those securities trading above $5,000, are eligible for inclusion in the MSCI US Investable Market 2500 Index.

(ii)     Length of Trading: A seasoning period of at least three calendar months is required for all new issues of small companies at the time of the eligible US equity universe creation.

(iii) Company and Security Free Float: Securities of companies with an overall and/or security free float of less than 15% across all share classes are generally not eligible for inclusion.

(iv) Relative Security Free Float-Adjusted Market Capitalization: In general, all securities that are considered for inclusion in the MSCI US Investable Market 2500 Index should have a free float-adjusted security market capitalization representing at least 10% of the company full market capitalization.

Maintenance of the MSCI US REIT Index

The MSCI US REIT Index is fully reviewed on a semi-annual basis, at the end of May and November (“Semi-Annual Index Review”), and partially reviewed at the end of February and August (“Quarterly Index Review”). In addition, consistent with the index methodology employed in maintaining MSCI equity indices, MSCI reflects corporate events in the indices as they occur.

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Vanguard REIT ETF (Continued)

Semi-Annual Index Review

The Semi-Annual Index Review involves a comprehensive review of the US Investable Market 2500 Index, and consequently of the MSCI US REIT Index. During the review, changes in the investability of constituents and non-constituents are also assessed.

During each Semi-Annual Index Review, a new US equity universe is identified and companies and their securities are assigned to the appropriate market capitalization index. As such, constituents of the MSCI US REIT Index migrating out of the MSCI US Investable Market 2500 Index will be deleted from the MSCI US REIT Index. In contrast, eligible equity REITs migrating to the MSCI US Investable Market 2500 Index will be added to the MSCI US REIT Index.

Semi-Annual Index Reviews may also result in changes in DIFs or updates in number of shares. During the May Semi-Annual Index Review, a detailed review of the shareholder information used to estimate free float for constituent and non-constituent securities is conducted. The review is comprehensive, covering all aspects of shareholder information.

Quarterly Index Review

Quarterly Index Reviews may result in changes in DIFs or updates in number of shares. There are no new additions to or deletions from the MSCI US REIT Index at the Quarterly Index review, unless due to a corporate event or early additions coinciding with the Quarterly Index Review or deletions that result from corrections to the MSCI US REIT Index eligible universe. Also, if an existing constituent of the US Investable Market 2500 Index changes its GICS classification to one of the eligible REIT Sub-Industries defined above, it may be considered for inclusion in the MSCI US REIT Index at the next index review.

Index Calculation

The MSCI US REIT Index is calculated using Laspeyres’s principle of a weighted arithmetic average together with the concept of chain-linking. The MSCI US REIT Index is calculated and disseminated in US Dollars on a real time basis (price-only index) during market trading hours.

Corporate Events

In addition to the index maintenance described above, maintaining the MSCI US REIT Index also includes monitoring and completing adjustments for certain corporate events, including mergers and acquisitions, tender offers, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. The adjustments for certain corporate events are described more fully below.

Mergers and Acquisitions

As a general principle, MSCI implements mergers and acquisitions as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective.

For US mergers and acquisitions, where the delisting date for the acquired security is not available in advance and the completion of the transaction may be delayed due, for example, to the existence of financing conditions, MSCI will wait until the official announcement of the completion of the deal to delete the security and will give clients advance notice before the deletion. However, if the delisting date for the acquired security is not available in advance, and the transaction is not subject to any financing conditions, MSCI will delete such securities shortly after the relevant shareholders’ approvals, provided that all other conditions required for completion of the transaction have been met.

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Vanguard REIT ETF (Continued)

If the deletion of securities after the official announcement of the completion of a deal results in deleting securities after they have ceased trading, MSCI will use the following deletion prices:

•	the last traded price before the delisting if the acquisition is for cash; or

•	a calculated price based on the terms of the acquisition and the market share price of the acquirer if the acquisition is for shares or cash and shares.

Tender Offers

In tender offers, the acquired or merging security is generally deleted from the applicable MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an MSCI index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for MSCI index inclusion at the following regularly scheduled index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions

When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes

Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs

On the ex-date of a spin-off, a price adjustment factor (“PAF”) is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. In order to decide whether the spun-off entity qualifies for inclusion, the full company market capitalization of the spun-off entity is estimated by MSCI prior to the spin-off being effective. These estimates are typically based on public information provided by the parent company, including amongst others the spin-off prospectus and estimates from brokers.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the price on the day prior to the ex-date and the ex-price of the parent security.

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Vanguard REIT ETF (Continued)

Corporate Actions

Corporate actions such as splits, bonus issues, and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the day prior to the ex-date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed and the changes in number of shares, if any, are reflected as of the close of the ex-date. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings

Changes in number of shares resulting from primary equity offerings representing at least 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares resulting from primary equity offerings representing less than 5% of the security’s number of shares are implemented at the next regularly scheduled index review following the completion of the event. Block sales or large market transactions involving changes in strategic ownership, which are publicly announced, made by way of immediate book-building and/or in the absence of an offer prospectus, that result in significant changes in free float estimates will generally be reflected at the following regularly scheduled index review. For public secondary offerings of existing constituents representing at least 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be implemented at the following regularly scheduled index review.

Debt-to-Equity Swaps

In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented at a following regularly scheduled index review.

Suspensions and Bankruptcies

MSCI will remove from the MSCI Equity Indices as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors, and companies that fail stock exchange listing requirements upon announcement of delisting.

MSCI will delete from the MSCI Equity Indices after 40 business days of suspension, where feasible, securities of companies facing financial difficulties (e.g., liquidity issues, debt repayment issues, companies under legal investigation, etc.) with at least two business days advance notice. Subsequently, if and when these securities resume normal trading, they may be considered as a potential addition to the MSCI Indices at the next scheduled Semi-Annual Index Review. In certain cases, when the financial situation of companies may not be transparent to the public, after 40 business days of suspension, MSCI may retain these companies in the indices and may evaluate them at a subsequent index review.

Securities of companies suspended due to pending corporate events (e.g., merger, acquisition, etc.), will continue to be included in the MSCI Indices until they resume trading regardless of the duration of the suspension period. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange.

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Vanguard REIT ETF (Continued)

Historical Information

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the value of the Vanguard REIT ETF at any time from Bloomberg under the symbol “VNQ.”

The following graph sets forth daily closing prices of the Vanguard REIT ETF for the period from September 29, 2004 to June 27, 2012. The closing price on June 27, 2012 was $63.11.

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Vanguard REIT ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from September 29, 2004 through March 31, 2012 and for the period from April 1, 2012 to June 27, 2012.

	High	Low	Last
2004
September 29, 2004 to September 30, 2004	$49.87	$49.87	$49.87
Fourth Quarter	$57.46	$51.10	$56.64
2005
First Quarter	$55.90	$51.24	$52.07
Second Quarter	$60.00	$51.54	$58.55
Third Quarter	$63.41	$57.90	$60.25
Fourth Quarter	$62.18	$55.70	$59.49
2006
First Quarter	$69.70	$60.82	$67.97
Second Quarter	$66.85	$62.32	$66.24
Third Quarter	$73.09	$66.21	$72.00
Fourth Quarter	$80.74	$71.91	$76.85
2007
First Quarter	$87.09	$75.73	$79.10
Second Quarter	$81.22	$69.97	$70.71
Third Quarter	$73.51	$63.86	$71.71
Fourth Quarter	$76.43	$61.01	$61.41
2008
First Quarter	$64.98	$55.19	$62.39
Second Quarter	$68.43	$58.21	$58.30
Third Quarter	$64.97	$54.10	$60.77
Fourth Quarter	$59.33	$24.21	$36.45
2009
First Quarter	$36.37	$21.15	$24.28
Second Quarter	$34.53	$24.15	$31.01
Third Quarter	$44.28	$28.57	$41.52
Fourth Quarter	$46.14	$38.54	$44.74
2010
First Quarter	$49.80	$41.04	$48.82
Second Quarter	$54.04	$46.26	$46.49
Third Quarter	$54.63	$44.39	$52.08
Fourth Quarter	$57.29	$52.03	$55.37
2011
First Quarter	$59.86	$54.89	$58.49
Second Quarter	$62.68	$57.39	$60.10
Third Quarter	$63.18	$48.88	$50.87
Fourth Quarter	$58.80	$48.47	$58.00
2012
First Quarter	$63.62	$57.49	$63.61
April 1, 2012 to June 27, 2012	$66.18	$60.57	$63.11

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